U.S. SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549
                                     FORM 12b-25
                             NOTIFICATION OF LATE FILING
                                     (Check One):

     [X ] Form 10-K  [ ]  Form 20-F  [ ]  11-K  []  Form 10-Q  [ ] Form N-SAR

     For Period Ended: April 30, 1999

     [ ]  Transition Report on Form 10-K
     [ ]  Transition Report on Form 20-F
     [ ]  Transition Report on Form 11-K
     [ ]  Transition Report on Form 10-Q
     [ ]  Transition Report on Form N-SAR

     For the Transition Period
Ended:


__________________________________________



__________________________________________________________________________


          Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.



__________________________________________________________________________


          If the  notification relates to a portion of the filing checked above,
     identify the Item(s) to which the notification
relates:
            ___________________



___________________________________________________________________________



__________________________________________________________________________


     Part I - Registrant Information     Part I - Registrant Information




___________________________________________________________________________

          Full Name of Registrant: Biosynergy, Inc.

          Former Name if Applicable:  Not Applicable

          Address of  Principal Executive Office  (Street and Number):   1940
E.
     Devon Avenue, Elk Grove Village, Illinois 60007



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     Part II - Rules 12b-25 (b) and (c)     Part II - Rules 12b-25 (b) and (c)




___________________________________________________________________________

          If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.  (Check box if appropriate) [X] Yes [ ] No
          (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

          (b) The subject annual report, semi-annual, transition report on Form
     10-K; Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be file don or before the fifth calendar day following the prescribed due date; and






          (c)  The accountant's statement or other exhibit required by Rule
12b-
     25(c) has been attached if applicable.

     Federal Securities Laws                                      Section
33,321
     Part III - Narrative     Part III - Narrative




___________________________________________________________________________

     State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-
     Q, N-SAR or the transition report or portion thereof could not be filed within the prescribed time period.

     Form 10-K was originally sent on July 19, 1999 by FedEx Priority Overnight delivery, eight days prior to the due date. Filer Support called the office of the preparer to inform him of the error, but the message was not received until the following week. An attempt was made to file Form 10-K electronically, but this was unsuccessful due to technical problems. The Form
10-K was filed on July 28, 1999, one day late.
     Part IV - Other Information     Part IV - Other Information




___________________________________________________________________________

     (1) Name  and telephone  number of  person to  contract in  regard to this
     notification Lauane C. Addis                      (312)
236-4111
_____________________________________________________________
                      (Name)                       (Area Code) (Telephone No.)

     (2) Have all other  periodic reports required under section 13  or 15(d)
of
     the Securities Exchange Act of 1934 or section 30 of the Investment
Company
     Act of 1940 during the preceding 12  months or for such shorter period that
     the registrant was  required to  file such  report(s) been filed?   If
the
     answer is no, identify report(s).
                               [X] Yes   [ ] No

     (3) Is it anticipated that any  significant change in results of operations
     from the corresponding period for the last fiscal year will be reflected by
     the earnings  statements to be  included in the  subject report  or portion
     thereof?
                               [ ] Yes   [X] No

     If so:   attach an explanation of the anticipated  change, both
narratively
     and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

     Biosynergy,
Inc.
___________________________________________________________________________
     (Name of Registrant as specified in charter)

     has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

     Date July 27, 1999
By:
____________________________      ____________________________________
                                             Lauane C. Addis, Secretary

     INSTRUCTION:   The  form may  be  signed by  an  executive officer  of
the
     registrant  or by any other  duly authorized representative.   The name
and
     title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.



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                                         ATTENTION

          Intentional  misstatements  or omissions  of  fact  constitute
Federal
     Criminal Violations (See 18 U.S.C. 1001).